                                                                EXHIBIT 99.A
                                                                ------------

                              INVESTMENT AGREEMENT

         INVESTMENT AGREEMENT (this "AGREEMENT"), dated as of October 29, 2001, by and among Omega Healthcare Investors, Inc., a Maryland corporation (the "COMPANY"), and Explorer Holdings, L.P., a Delaware limited partnership ("PURCHASER").

                                I. SHARE PURCHASE
                                -----------------

                  1.1 SHARE PURCHASE. (a) The Board of Directors of the Company has authorized the issuance and sale to Purchaser hereunder of that number of newly issued shares (the "SHARES") of (i) Series D Preferred Stock of the Company, par value $1.00 per share (the "SERIES D PREFERRED STOCK", having the designations, voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof, set forth in the Articles Supplementary attached hereto as EXHIBIT A (the "SERIES D ARTICLES SUPPLEMENTARY"), or (ii) if the Company Stockholder Approval shall have been obtained on or prior to the Closing Date, Common Stock, in each case equal to the Share Amount. The "SHARE AMOUNT" shall mean (i) in the case of Series D Preferred Stock, that number of shares of Series D Preferred Stock that would upon conversion on the date of issuance of the Series D Preferred result in the issuance of a number of shares of Common Stock equal to the quotient of
(A) the difference between $50 million and the gross proceeds received by the Company from the sale of Common Stock in the Rights Offering (such difference, the "UNSUBSCRIBED PURCHASE AMOUNT") divided by (B) the Rights Offering Exercise Price (as defined in EXHIBIT G) and (ii) in the case of Common Stock, that number of shares of Common Stock equal to the quotient of (A) the Unsubscribed Purchase Amount divided by (B) the Rights Offering Exercise Price.

                  (b) At the Closing, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, the Shares for an aggregate purchase price equal to the Unsubscribed Purchase Amount.


                  1.2 UNSUBSCRIBED PURCHASE AMOUNT. The Unsubscribed Purchase Amount will be payable on the Closing Date in cash by bank wire transfer of immediately available funds to an account of the Company designated by the Company by written notice to Purchaser at least two Business Days prior to the Closing.

                  1.3 CLOSING. Subject to the satisfaction or waiver by Purchaser of the conditions set forth in Article V, the closing (the "CLOSING") of the purchase and sale of the Shares will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York at 10:00 a.m. local time within the later of (i) ten Business Days after the expiration date of the Rights Offering (the "CLOSING DATE") and (ii) the date of closing of the Rights Offering if it occurs.

                  1.4 CLOSING DELIVERIES. (a) At or prior to the Closing, Purchaser will deliver to the Company:

                  (i) the Unsubscribed Purchase Amount, in accordance with
Section 1.2;

                  (ii) an Amended and Restated Stockholders Agreement in the form attached hereto as EXHIBIT B (the "STOCKHOLDERS AGREEMENT"), duly executed by Purchaser;

                  (iii) an Amended and Restated Registration Rights Agreement in the form attached hereto as EXHIBIT C (the "REGISTRATION RIGHTS AGREEMENT"), duly executed by Purchaser; and

                  (iv) a letter relating to the Advisory Agreement between the Company and The Hampstead Group, L.L.C. (the "ADVISORY AGREEMENT") , in the form attached hereto as EXHIBIT D (the "ADVISORY LETTER"), duly executed by The Hampstead Group, L.L.C.

                  (b) At or prior to the Closing, the Company will deliver to
Purchaser:

                  (i) such number of validly issued stock certificates evidencing the Shares, registered in the name of Purchaser or its Affiliates, as Purchaser requests at least three Business Days prior to the Closing;

                  (ii) the Stockholders Agreement duly executed by the Company;

                  (iii) the Registration Rights Agreement duly executed by the Company;

                  (iv) the Advisory Letter, duly executed by the Company;

                  (v) the legal opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to the Company, addressed to Purchaser and dated as of the Closing Date, generally as to the matters set forth in Sections 2.1 (as to the Company only), 2.2, 2.3(a), 2.4 and 2.7(a)(i) and (ii);

                  (vi) the Bank Agreements; and

                  (vii) the amendment to the Company Rights Agreement, in the form attached hereto as EXHIBIT E (the "RIGHTS AMENDMENT"), duly executed by the Company and First Chicago Trust Company.

                  (c) At or prior to the Closing, the Company and Purchaser will deliver to each other such other supporting documents and certificates as the other party may reasonably request.

                  (d) At or prior to the Closing, if Series D Preferred Stock shall be issued on the Closing Date, the Series D Articles Supplementary shall have been filed and accepted for record by the appropriate Maryland governmental authority, and shall have become effective in accordance with the laws of the State of Maryland.

                  1.5 USE OF PROCEEDS. The Company shall use the proceeds from the issuance and sale of the Shares and the Common Stock issued in the Rights Offering to pay indebtedness of the Company and for general working capital purposes.


                II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Purchaser, except as set forth in the letter, dated the date hereof, from the Company to Purchaser specifically referencing this Agreement and delivered prior to or simultaneously with the execution of this Agreement and initialed by the parties hereto (the "COMPANY DISCLOSURE LETTER"), as follows:

                  2.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Company

Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the Company's Articles of Restatement, as amended (the "CHARTER") and bylaws delivered to Purchaser on the Closing Date are true, correct and complete. As used in this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that has had or could reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay the Company's ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that without waiving any representation, warranty or covenant in no event will any of the following constitute a Company Material Adverse Effect:
(a) a change in the trading prices of any of the Company's securities, in and of itself; (b) effects, changes, events, circumstances or conditions generally affecting the long-term care or real estate finance industries or arising from changes in general business or economic conditions, PROVIDED that the effect thereof is not materially disproportionate on the Company and its Subsidiaries than the effect on similarly situated companies; (c) effects, changes, events, circumstances or conditions directly attributable to out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by the Transaction Documents; (d) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions provided for in the Transaction Documents;
(e) any effects, changes, events, circumstances or conditions resulting from compliance by Purchaser or the Company with the terms of, or the taking of any actions specifically required to be taken in, the Transaction Documents; (f) the effect of the financial condition of any operator of any of the Company Properties described in Section 2.1 of the Company Disclosure Letter; (g) the effect of any operator of any of the Company Properties in bankruptcy proceedings as of the date hereof rejecting leases to Company Properties or Material Contacts; (h) the effect of any matters specifically disclosed in the Company Disclosure Letter; and (i) the effect of the closure of any of the securities exchanges on which the Company's securities are then traded for a period of not more than four consecutive trading days. As used in this Agreement, the term "SUBSIDIARY" (i) when used with respect to any Person, means any corporation or other Person, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions and (ii) when used with respect to the Company, shall also include each of the following entities: (1) Bayside Street II, Inc., a Delaware corporation, (2) Bayside Alabama Healthcare Second, Inc., an Alabama corporation, (3) Bayside Arizona Healthcare Second, Inc., an Arizona corporation, and (4) Bayside Colorado Healthcare Second, Inc., a Colorado corporation.

                  2.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Bank Amendments, the Advisory Letter, the Series D Articles Supplementary and the Rights Amendment (collectively, the "TRANSACTION DOCUMENTS") have been (or, in the case of agreements to be delivered at the Closing, will be at the Closing) duly and validly executed and delivered by the Company and constitute (or, in the case of agreements to be delivered at the Closing, will constitute at the Closing) the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and (iii) rights to indemnification may be limited by public policy considerations.

                  2.3 CAPITALIZATION; RIGHTS AGREEMENT. (a) The authorized capital stock of the Company consists of 100,000,000 shares of the Company's common stock, par value $0.10 per share (the "COMMON STOCK"), 2,300,000 shares of 9.25% Series A Preferred Stock, par value $1.00 per share (the "SERIES A PREFERRED STOCK"), 2,000,000 shares of 8.625% Series B Preferred Stock, par value $1.00 per share (the "SERIES B PREFERRED STOCK"), 2,000,000 shares of Series C Convertible Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), and 100,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share. As of the close of business on October 26, 2001 (the "MEASUREMENT DATE"), (i) 20,076,024 shares of Common Stock were issued and outstanding, each of which was duly authorized, validly issued, fully paid and nonassessable and issued free of any preemptive rights, (ii) 2,300,000 shares of Series A Preferred Stock were issued and outstanding, each of which was duly authorized, validly issued, fully paid and nonassessable and issued free of any preemptive rights, (iii) 2,000,000 shares of Series B Preferred Stock were issued and outstanding, each of which was duly authorized, validly issued, fully paid and nonassessable and issued free of any preemptive rights, and (iv) 1,048,420 shares of Series C Preferred Stock were issued and outstanding, each of which was duly authorized, validly issued, fully paid and nonassessable and issued free of any preemptive rights. Section 2.3 of the Company Disclosure Schedule set forth (i) the number of shares of Common Stock reserved for issuance under the stock option plans listed in Section 2.3 of the Company Disclosure Letter (the "STOCK OPTION PLANS"), (ii) the aggregate number of shares of Common Stock underlying outstanding options under the Stock Option Plans as more particularly described in Section 2.3 of the Company Disclosure Letter (including the holders thereof, the expiration date, the exercise prices thereof and the dates of grant), and (iii) the aggregate number of Deferred Compensation Units issued and outstanding pursuant to the Company's 1993 Deferred Compensation Plan as of the close of business on October 26, 2001. Since the Measurement Date, no additional shares of capital stock of the Company have been issued and no other options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "RIGHTS TO ACQUIRE") have been granted. Except as described in the second preceding sentence, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are or were convertible into or exercisable for, voting securities, capital stock or other equity ownership interests in the Company. Except as set forth in Section 2.3 of the Company Disclosure Letter, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other Rights To Acquire which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than shares of Common Stock issuable under the Stock Option Plans or awards granted pursuant thereto. There are no outstanding contractual or legal obligations of the Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, or (y) to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. Except as contemplated by this Agreement or the transactions contemplated hereby, none of the Company or any of its Subsidiaries has any obligation to issue, transfer or sell any shares of the capital stock or other securities of the Company or any of its Subsidiaries.

                  (b) The Company has taken all necessary action so that neither the execution, delivery and performance of the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall (i) cause Purchaser or any of its Affiliates to become an "Acquiring Person" or (ii) result in the occurrence of a "Triggering Event" or "Distribution Date" (as such terms are defined in the Company Rights Agreement, dated as of May 12, 1999, as amended on May 11, 2000 (the "COMPANY RIGHTS AGREEMENT"), between the Company and First Chicago Trust Company, as rights agent). The board of directors of the Company (the "COMPANY BOARD") has approved, and the Company has entered into, the Rights Amendment. Pursuant to the Rights Amendment, among other things, neither the execution, delivery and performance of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (x) result in the distribution of separate certificates representing Rights (as defined in the Company Rights Agreement), (y) cause the Rights to become exercisable, or (z) result in the occurrence of a "Triggering Event" or a "Distribution Date" (as such terms are defined the Company Rights Agreement).

                  2.4 VALIDITY OF SHARES, ETC. Each of the Shares has been duly authorized for issuance and, when issued to Purchaser for the consideration set forth herein and as otherwise provided herein, will be duly and validity issued, fully paid, non-assessable and free of preemptive rights. Upon issuance of the Shares in accordance with the terms and conditions of this Agreement or upon conversion (if applicable) of the Shares from time to time, Purchaser will acquire good and valid title to such shares of Common Stock, free and clear of any and all liens, claims, security interests, encumbrances, restrictions on voting or alienation or otherwise, or adverse interests (collectively, "LIENS"), except as may be created by Purchaser, the Transaction Documents or by applicable securities Laws.

                  2.5 SUBSIDIARIES. Section 2.5 of the Company Disclosure Letter lists all of the Subsidiaries of the Company. Each of the Company's Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, partnership or similar power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The Company owns, directly or indirectly, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries, free and clear of all Liens, except as set forth in
Section 2.5 of the Company Disclosure Letter. Each of the outstanding shares of capital stock (or such other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.


                  2.6 OTHER INTERESTS. Except for interests in the Company's Subsidiaries and as set forth in Section 2.6 of the Company Disclosure Letter, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any material interest or investment (whether equity or debt) in any domestic or foreign corporation, company, partnership, joint venture, business, trust or entity.

                  2.7 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Except as set forth in Section 2.7 of the Company Disclosure Letter, the execution, delivery and performance of the Transaction Documents by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to the Company making any filings, notifications or registrations and obtaining any approvals identified in Section 2.7(b), conflict with or violate any domestic or foreign statute, rule, regulation or other legal requirement ("LAW") or order, judgment, injunction or decree ("ORDER") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect, or (iv) result in the loss of the Company's status as a real estate investment trust ("REIT") under Section 856 of the Internal Revenue Code of 1986, as amended (the "CODE").

                  (b) The execution, delivery and performance of the Transaction Documents by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, including without limitation any quasi-governmental, supranational, statutory, environmental entity and any stock exchange, court or arbitral body (each a "GOVERNMENTAL ENTITY") under any Law, except (i) for (A) applicable requirements, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) applicable requirements, if any, of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and (C) the consents, approvals and authorizations set forth in Section 2.7 of the Company Disclosure Letter, and
(ii) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  2.8 COMPLIANCE WITH LAWS. Except as set forth in Section 2.8 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (PROVIDED that no representation or warranty is made in this Section 2.8 with respect to Environmental Laws) or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under review or investigation with respect to or has been threatened to be charged with or given notice of any violation of any Law or Order, except in each case for such conflicts, defaults, violations, reviews or investigations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries hold all licenses, permits, orders, registrations and other authorizations ("PERMITS") and have taken all actions required by applicable Law or regulations of any Governmental Entity in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  2.9 SEC DOCUMENTS. (a) The Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1999 (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement and until the Closing Date (i) complied, or will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act and the rules and regulations thereunder and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any periodic reports with the SEC under the Exchange Act.

                  (b) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) (the "COMPANY FINANCIAL STATEMENTS") presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and, to the extent applicable, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which will be material in amount), in each case in accordance with United States generally accepted accounting principles consistently applied ("GAAP") during the periods involved, except as may be noted therein.

                  2.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would result in such a liability, other than (a) liabilities or obligations disclosed in the Company Financial Statements or in
Section 2.10 of the Company Disclosure Letter and (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since July 1, 2001 that would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  2.11 LITIGATION. Except as disclosed in Section 2.11 of the Company Disclosure Letter or such of the following as would not have a Company Material Adverse Effect, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and its Subsidiaries which are covered by adequate insurance, as of the date of this Agreement, there are no actions, suits or proceedings pending, publicly announced or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there are no Orders of any Governmental Entity outstanding against the Company or any of its Subsidiaries.

                  2.12 ABSENCE OF CERTAIN CHANGES. From July 1, 2001 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been any Company Material Adverse Effect.

                  2.13 TAXES. (a) Each of the Company and its Subsidiaries and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any Subsidiary of the Company is or has been a member has timely filed all Tax Returns required to be filed by it (after giving effect to any extension properly granted by a Tax Authority having authority to do so) and has timely paid (or the Company has timely paid on its behalf) all material Taxes required to be paid by it (whether or not shown on such Tax Returns), except

Taxes that are being contested in good faith by appropriate proceedings and for which the Company or the applicable Subsidiary of the Company shall have set aside on its books adequate reserves.

                  (b) The Company (i) for all taxable years commencing with its initial taxable year and through December 31, 2000 has been properly subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for such years, (ii) has operated since December 31, 2000 in such a manner as to qualify as a REIT (determined without regard to the dividends paid deduction requirements for the current year) for the taxable year beginning January 1, 2001 determined as if the taxable year of the REIT ended as of the Closing, and (iii) has not taken or omitted to take any action that would result in loss of or a challenge to its status as a REIT, and no such challenge is pending or, to the Company's Knowledge, threatened. The Company has complied, and reasonably expects to continue complying, with the income qualification tests set out in Section 856(c)(2) and (3) of the Code. Neither the Company nor any Subsidiary has received, or reasonably expects to receive, any material rent that does not qualify as "rents from real property" within the meaning of
Section 856(d) of the Code, including rent attributable to personal property under Section 856(d)(1)(C), any contingent rent under Section 856(d)(2)(A) of the Code, or any rent from a related-party tenant under Section 856(d)(2)(B) of the Code. Neither the Company nor any Subsidiary has received, or reasonably expects to receive, any contingent interest that does not qualify as "interest" under Section 856(f) of the Code or any income from a shared appreciation provision, as described under Section 856(j) of the Code, that is subject to the prohibited transaction tax under Section 857(b)(6).

                  (c) For purposes of this Agreement, (i) "TAXES" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments), (ii) "TAX RETURN" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes, and (iii) "TAX AUTHORITY" shall mean the Internal Revenue Service and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax.

                  2.14 PROPERTIES. (a) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns marketable fee simple or leasehold title to, or a valid first priority mortgage Lien on, all of the real properties identified as such in the Company Reports (collectively with all buildings, structures and other improvements thereon, the "COMPANY PROPERTIES" and each, collectively with all buildings, structures and other improvements thereon, a "COMPANY PROPERTY").

                  (b) Each material certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties and each agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is material to the operation of the property have been obtained and are in full force and effect, except to the extent that the failure to obtain or maintain any such certificate, permit, license, agreement, easement or other right would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any violation of any Law with respect to any of the Company Properties which, individually or in the aggregate, would have a Company Material Adverse Effect.

                  2.15 CONTRACTS. Except as set forth in Section 2.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in breach or default under any material contract nor, to the Knowledge of the Company, is any other party to any material contract in breach or default thereunder, in either case except for such breaches and defaults of any material contract, either individually or in the aggregate, that would not have a Company Material Adverse Effect.

                  2.16 ENVIRONMENTAL MATTERS. (a) Except as disclosed in Section
2.16 of the Company Disclosure Letter and for such exceptions to any of the following that, individually or in the aggregate, would not have a Company Material Adverse Effect, (A) none of the Company nor any of its Subsidiaries nor any other Person has caused or permitted (i) the presence of any Hazardous Substances on any of the Company's Properties, (ii) any spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from the Company Properties as a result of any construction on or operation and use of the Company Properties, (B) (i) the Company and its Subsidiaries have complied with all applicable local, state and federal Environmental Laws, including all regulations, ordinances and administrative and judicial orders relating to the generation, sale, storage, handling, transport and disposal of any Hazardous Substances, (ii) the Company and its Subsidiaries have obtained, currently maintain and, as currently operating are in compliance with, all Permits necessary under any Environmental Law ("ENVIRONMENTAL PERMITS") for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted, and, to the Knowledge of the Company, there are no actions or proceedings pending or threatened to revoke or materially modify such Permits; (iii) no Hazardous Substances have been used, stored, manufactured, treated, processed or transported to or from any such Company Property by the Company and its Subsidiaries or any other Person, except as necessary to the customary conduct of business and in compliance with Law and in a manner that does not result in any material liability under applicable Environmental Laws; and (iv) the Company and its Subsidiaries have not received any written notice of potential responsibility, letter of inquiry or written notice of alleged liability from any Person regarding such Company Property or the business conducted thereon. For the purposes of this Section 2.16 only, "COMPANY PROPERTIES" shall be deemed to include all property formerly owned, operated or leased by the Company or its current or former Subsidiaries, solely, however, as to the period of time when such property was so owned, operated or leased by the Company or its current or former Subsidiaries.

                  (b) For purposes of this Agreement, the term (i) "ENVIRONMENTAL LAWS" means any national, federal, state or local Law (including, without limitation, common law), Order, Permit or any agreement with any Governmental Entity or other third party (whether domestic or foreign) relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, processing, distribution, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution of the environment, and (ii) "HAZARDOUS SUBSTANCES" means: (A) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation

Act of 1980, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas and any mixtures thereof; (D) radon; (E) asbestos; (F) any other contaminant; and (G) any materials, pollutants and/or substance with respect to which any Governmental Entity requires environmental investigation, monitoring, reporting or remediation.

                  2.17 COMPANY BENEFIT PLANS; ERISA COMPLIANCE. (a) Each Company Benefit Plan has been administered in accordance with its terms, all applicable Laws, including ERISA and the Code, except to the extent that the failure to so administer the applicable plan would not have a Company Material Adverse Effect. All contributions to, and payments from, each Company Benefit Plan and "multiple employer plan" (within the meaning of Section 3(40) of ERISA) that are required to be made in accordance with such Plans and applicable Laws (including ERISA and the Code) have been timely made.

                  (b) Except as set forth on Section 2.17(b) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation, equity rights or benefits due any such employee, officer or director.

                  (c) The execution, delivery or performance of the transactions contemplated by the Transaction Documents does not constitute a "Change in Control" under the employment agreements, incentive stock option or nonqualified stock option agreements of any of the Company's officers (such agreements, the "COMPANY CHANGE IN CONTROL AGREEMENTS"). The Compensation Committee of the Company Board has taken all appropriate action to confirm that none of the issuance of the Shares to Purchaser, the issuance of shares of Common Stock to Purchaser upon conversion (if applicable) of the Shares or the execution and delivery by the Company of any of the Transaction Documents shall result in any adjustment pursuant to Section 5.2 of the Company's 2000 Stock Incentive Plan.

                  (f) "COMPANY BENEFIT PLAN" means each compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other stock related fringe benefit, retirement, vacation, disability, death benefit, supplemental unemployment benefits, hospitalization, medical, dental, life, severance, post-employment benefits or other plan, agreement, arrangement, policies or understanding, or employment severance, retention, consulting, change of control or similar agreement whether formal or informal, oral or written, providing benefits to any current or former employee, officer, director or shareholder of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is or was obligated to contribute.

                  2.18 NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or Purchaser to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Shattuck Hammond Partners LLC as its financial advisor (the "FINANCIAL ADVISOR"), the arrangements with which have been disclosed to Purchaser prior to the date hereof. The Company will pay all amounts owed pursuant to the foregoing arrangements.

                  2.19 PROXY AND REGISTRATION STATEMENT. The proxy statement (as amended or supplemented, the "PROXY STATEMENT") to be mailed to the holders of Common Stock of the Company (the "COMPANY STOCKHOLDERS") in connection with the meeting of the Company Stockholders (the "COMPANY STOCKHOLDERS MEETING") to approve (i) the issuance to Purchaser of shares of Common Stock upon the conversion of the Series D Preferred (including any change in control resulting therefrom), (ii) the amendment of the Company's Charter and Bylaws to increase the size of the Board that may be authorized to eleven members, and (iii) the amendment to the terms of the Series C Preferred contemplated by the Amended Series C Articles Supplementary (the matters to be considered for approval, the "STOCKHOLDER APPROVAL MATTERS" and such approval, the "STOCKHOLDER APPROVAL"), and the registration statement to be mailed to the Company Stockholders in connection with the Rights Offering (as amended or supplemented, the "REGISTRATION STATEMENT"), at the date mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, in the case of the Proxy Statement, and on the effective date of the Registration Statement, on the date mailed to the Company Stockholders, and on the date of closing of the Rights Offering, in the case of the Registration Statement, (i) will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.20 FAIRNESS OPINION. The Company has received the opinion of the Financial Advisor, dated October 29, 2001, to the effect that, as of such date, the Financial Terms of the Investment Agreement (as defined in the Financial Advisor's opinion), taken as a whole, are fair to the Company from a financial point of view, a signed copy of which has been delivered to Purchaser.


                  2.21 VOTING REQUIREMENTS. The affirmative vote of no more than the holders of a majority of the issued and outstanding shares of Common Stock (giving effect to the conversion of the Series C Preferred), voting as a single class, at the Company Stockholders Meeting to approve the Stockholder Approval Matters (the "COMPANY STOCKHOLDER APPROVAL"), is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the transactions contemplated hereby.

                  2.22 STATE TAKEOVER STATUES. The limitations on "business combinations" (as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law ("MGCL")) and the Charter and the limitations on voting rights of shares of stock acquired in a "control share acquisition" (as defined in Subtitle 7 of Title 3 of the MGCL) are not applicable to the transactions contemplated hereby. There is no other provision of the MGCL or the Company's bylaws or Charter under which special voting or waiting period requirements would become applicable, or Purchaser would not have rights possessed by other stockholders, had the Company issued to Purchaser all Shares and shares of Common Stock upon conversion of the Shares (if applicable) prior to the date hereof.

                  2.23 STATEMENTS TRUE AND CORRECT. The representations made by the Company pursuant to this Agreement and the Company Disclosure Letter do not contain as of the date hereof any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                       III. REPRESENTATIONS AND WARRANTIES
OF PURCHASER

         Purchaser represents and warrants to the Company as follows:

                  3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly licensed or qualified to do business as a limited partnership and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Purchaser Material Adverse Effect. A "PURCHASER MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that has had or could reasonably be expected to (i) have a material adverse effect on the business, results of operations or financial condition of Purchaser and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that no event referred to in clauses (b), (c), (d) or
(e) of the proviso to the definition of Company Material Adverse Effect will, as applied to Purchaser, constitute a Purchaser Material Adverse Effect, or (ii) prevent or materially delay Purchaser's ability to consummate the transactions contemplated hereby. Purchaser has all requisite limited partnership power and authority to own, operate and lease its properties and carry on its business as now conducted.

                  3.2 AUTHORIZATION, VALIDITY AND EFFECT OF TRANSACTION DOCUMENTS. Purchaser has all requisite limited partnership power and authority to execute and deliver the Transaction Documents to be executed by it. Each Transaction Document to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the general partner of Purchaser and the applicable governing body of Purchaser's general partner, and no other action on the part of Purchaser or Purchaser's general partner is necessary to authorize such Transaction Documents or to consummate the transactions contemplated hereby or thereby. All Transaction Documents executed and delivered by Purchaser constitute the valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors' rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought, and (iii) rights to indemnification may be limited by public policy considerations.

                  3.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution, delivery and performance of each Transaction Document to which Purchaser is a party do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the articles of incorporation, bylaws or other similar constituent documents of Purchaser or any of its Subsidiaries, (ii) subject to Purchaser making any filings, notifications or registrations and obtaining any approvals, consents or authorizations identified in Section 3.3(b), conflict with or violate any Law or Order applicable to Purchaser or any of its Subsidiaries or by which any property or asset of Purchaser or any of its Subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of Purchaser or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, events, losses, rights, payments, cancellations, encumbrances or other occurrences that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

                  (b) The execution, delivery and performances of each Transaction Document to which Purchaser is a party do not, and the consummation of the transactions contemplated hereby and thereby by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (A) applicable requirements, if any, of the Securities Act and the Exchange Act and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.


                  3.4 NO BROKERS. Purchaser has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or any Subsidiary of the Company to pay any investment banker's or finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, any such amounts to be the sole liability of Purchaser.

                  3.5 PROXY AND REGISTRATION STATEMENT. None of the information provided by Purchaser or its officers, directors, representatives, agents or employees specifically for inclusion in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, and, in the case of the Registration Statement, on the effective date of the Registration Statement, on the date mailed to the Company Stockholders, and on the date of closing of the Rights Offering contain any untrue statement of a material fact, or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.6 SUFFICIENT FUNDS. Purchaser will have sufficient funds available to (a) pay all amounts required to be paid pursuant to this Agreement when due and (b) pay all nonreimbursable fees, costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated herein.

                  3.7 INVESTMENT INTENT. Purchaser is purchasing the Shares to be purchased by it for its own account and for investment purposes, and does not intend to redistribute the Shares (except in a transaction or transactions exempt from registration under the federal and state securities laws or pursuant to an effective registration statement under such laws). Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state blue sky or securities Laws and that the transfer of the Shares may be subject to compliance with such Laws (in addition to the restrictions set forth in the Stockholders Agreement). As of the date hereof, Purchaser has no present intention to transfer the Shares.

                  3.8 INVESTOR SOPHISTICATION; ETC. Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act, has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of an investment in the Shares, and, without limiting the scope or effect of any of the representations and warranties of the Company in Article II or Purchaser's indemnification rights under Article VI, has had access to such information as it has deemed necessary in order to formulate an informed decision to purchase the Shares. Purchaser is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                 IV. COVENANTS
                                 -------------

                  4.1 FILINGS, REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining, in writing, of all necessary consents, approvals or waivers from third parties in form reasonably satisfactory to Purchaser, and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                  4.2 PUBLICITY. The initial press release relating to this Agreement will be in the form of a joint press release previously agreed between Purchaser and the Company and thereafter the Company and Purchaser will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

                  4.3 PROXY STATEMENT. The Company will promptly prepare the Proxy Statement and file it with the SEC as soon as practicable after the date hereof and will use its commercially reasonable best efforts to have the Proxy Statement cleared by the SEC within 75 calendar days after the date of filing and promptly thereafter will mail the Proxy Statement to the Company Stockholders in order for the Company Stockholders Meeting to occur within 90 calendar days after the date hereof. Purchaser will use its commercially reasonable best efforts to cooperate with the Company in the preparation and finalization of the Proxy Statement. Any Proxy Statement will disclose the recommendation of the Company Board as of the date hereof that the Company Stockholders approve the Stockholder Approval Matters. The Company agrees not to mail the Proxy Statement to the Stockholders until Purchaser confirms that the information provided by Purchaser continues to be accurate. If at any time prior to the Company Stockholders Meeting any event or circumstance relating to the Company or any of its Subsidiaries or Affiliates, or its or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to any Proxy Statement, the Company will inform Purchaser, supplement such Proxy Statement and mail such supplement to the Company Stockholders. The Company will promptly advise the Purchaser of any oral or written comments to the Proxy Statement from the SEC or the issuance of any stop order with respect to the Proxy Statement. The Company will provide the Purchaser and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide the Purchaser with a copy of all such filings made with the SEC.

                  4.4 NYSE LISTING. The Company will use its best efforts to cause the shares of the Common Stock to be issued hereunder or upon the conversion of the Series D Preferred Stock, if applicable, and the shares of Common Stock to be issued in the Rights Offering to be approved for listing on The New York Stock Exchange ("NYSE"), subject to official notice of issuance.

                  4.5 COMPANY STOCKHOLDERS MEETING. (a) The Company will take all action necessary in accordance with applicable Law and its Charter and bylaws to duly call, give notice of, convene and hold a special meeting of the Company Stockholders as promptly as practicable (but in no event later than 90 calendar days after the date hereof) and to include for consideration and vote at the Company Stockholders Meeting the Stockholder

Approval Matters. The Company Board will recommend approval of the Stockholder Approval Matters and the Company will take all lawful action to solicit such approval, including without limitation timely mailing of the Proxy Statement. In the event the Stockholder Approval Matters are not approved at the Company Stockholders Meeting, the Company will (i) use reasonable efforts to obtain as promptly as practicable a waiver from the NYSE of Stockholder Approval of the conversion of the Series D Preferred Stock into Common Stock and (ii) if such waiver is not obtained prior to March 1, 2002, convene and hold a meeting of the Company Stockholders at least one time during each six month period commencing on the date of the first Company Stockholders Meeting and include for consideration and vote at such Company Stockholders Meeting, and recommend approval of, the Stockholder Approval Matters until such matters have been approved in accordance with the rules and regulations of NYSE.

                  (b) Purchaser will, and will cause its Affiliates and any other entity that becomes an assignee of any voting securities of the Company owned by Purchaser or its Affiliates to, vote such securities in favor of the Stockholder Approval Matters at each meeting of the Company Stockholders in which such matters are considered.

                  4.6 REIT-RELATED MATTERS. (a) The Company will take such further actions and engage in such further transactions as Purchaser reasonably requests to preserve the Company's status as a REIT under the Code (including with respect to the period following the Closing Date) and to avoid the payment of any Taxes under Sections 857(b), 859(f), 860(c) or 4981 of the Code. The Company will not make or rescind any express or deemed election relative to Taxes (unless required by Law or necessary to preserve the Company's status as a REIT or the status of any Subsidiary as a partnership for federal income Tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be).

                  (b) The Company Board will take no action that would render
Section 4 of Article V of the Charter applicable to, and will not exercise any right provided under such section with respect to, Purchaser or to the transactions contemplated by the Transaction Documents.

                  (c) Purchaser will take such actions as may be required to ensure that Purchaser's manner of holding ownership of the Company's securities will not cause REIT disqualification under Section 856(a)(6) of the Code and will not cause more than 9.9% of the value of the Company's securities to be owned, directly or indirectly, by an individual as determined under the REIT provisions of the Code, including Section 544 of the Code.

                  4.7 RIGHTS OFFERING. (a) As promptly as practical after the date hereof, the Company shall establish a record date (the "RECORD DATE") for the distribution to all holders of Common Stock as of the Record Date a right (the "RIGHT") to purchase shares of Common Stock on the terms set forth on EXHIBIT G hereto (such offering, the "RIGHTS OFFERING"). The Company will promptly prepare the Registration Statement and file it with the SEC as soon as practicable after the date hereof and will use its commercially reasonable best efforts to have the Registration Statement cleared by the SEC within 30 calendar days after the date of filing and promptly thereafter will mail the prospectus included as part of such Registration Statement to the Company Stockholders as of the Record Date.

                  4.8 FURTHER ACTION. Each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby.

                  4.9 OTHER MATTERS. The Company will use all reasonable efforts to arrange for the signature of the Rights Amendment by First Chicago Trust Company as soon as practicable after the date hereof. Promptly after the receipt of Stockholder Approval with respect to the Amended and Restated Series C Articles Supplementary in the form attached hereto as EXHIBIT F (the "AMENDED SERIES C ARTICLES SUPPLEMENTARY"), the Company will cause the Amended Series C Articles Supplementary to be filed and accepted for record by the appropriate Maryland governmental authority. Notwithstanding anything in the Amended Series C Articles Supplementary or any of the other Transaction Documents to the contrary, the letter agreement, dated January 31, 2001, between Purchaser and the Company shall remain in full force and effect, and all references therein to the Articles Supplementary for the Series C Preferred Stock shall include the Amended Series C Articles Supplementary.

                  4.10 NO PARTICIPATION IN RIGHTS OFFERING OR ADJUSTMENT TO SERIES C PREFERRED. Purchaser agrees that, notwithstanding anything to the contrary in the Articles Supplementary for the Series C Preferred Stock, (i) Purchaser shall not be entitled to any dividend distributed in the Rights Offering in respect of its Series C Preferred Stock and (ii) there shall be no adjustment to the conversion price of the Series C Preferred Stock as a result of the declaration of a dividend, or distribution or exercise of Rights, in the Rights Offering.

                            V. CONDITIONS TO CLOSING
                            ------------------------

                  5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to there not being in effect on the Closing Date any Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement (a "GOVERNMENTAL RESTRAINT").

                  5.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing of each of the following conditions:

                  (a) LITIGATION. No action, suit or proceeding shall have been commenced or threatened in writing by or before any court or other Governmental Entity against Purchaser, the Company or any of their respective Affiliates, seeking to restrain or materially and adversely alter the transactions contemplated hereby or by the other documents contemplated hereby, which (i) is reasonably likely to render it impossible or unlawful to consummate the transactions contemplated hereby or thereby, or (ii) in the good faith judgment of Purchaser could reasonably be expected to have a Company Material Adverse Effect or materially limit or restrict the rights of the Purchaser under the Transaction Documents.

                  (b) RIGHTS AMENDMENT. The Rights Amendment shall continue to be in effect and no "Triggering Event," "Distribution Date" or "Stock Acquisition Date" shall have occurred pursuant to and as defined in the Company Rights Agreement.

                  (c) BANK AGREEMENTS. Fleet Bank, N.A. and The Provident Bank shall have (i) entered into amendments to their respective loan agreements with the Company on terms and conditions satisfactory to each of Purchaser and the Company in their respective sole discretion, (ii) waived any and all then-existing covenant defaults, as well as the waiver of the right to assert a default or give notice of an event which, with the giving of notice and/or the passing of time, could become an event of default under such agreements, and (iii) with respect to Fleet, extended the current maturity date of its loan by not less than 12 months (such agreements, the "BANK AGREEMENTS").

Each of the conditions set forth in this Section 5.2 shall be deemed satisfied, without any further action by the Company or Purchaser, upon the closing of the Rights Offering (provided that the Closing Condition described in EXHIBIT G has been satisfied).

                              VI. INDEMNIFICATION
                              -------------------

                  6.1 INDEMNIFICATION OF PURCHASER. (a) RIGHT OF INDEMNIFICATION. Subject to the terms of this Article VI, the Company covenants and agrees to indemnify and hold harmless each of Purchaser and its Affiliates and their respective partners, members, officers, directors, employees, attorneys, advisors and agents controlling, and any person or entity controlling, controlled by or under common control with, any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, including without limitation The Hampstead Group, L.L.C. and its Affiliates (collectively, the "INDEMNIFIED PARTIES"), from and against all losses, claims, liabilities, damages, costs (including without limitation costs of preparation and reasonable attorneys' fees and charges) and reasonable expenses (including without limitation expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party) or actions in respect thereof suffered by any Indemnified Party, directly or indirectly, arising out of (i) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in any other document contemplated hereby or (ii) any actual or threatened claim against such Indemnified Party by a person or entity related to or arising out of or in connection with any Transaction Document or any actions taken by any Indemnified Party pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (whether or not the transactions contemplated hereby or thereby are consummated) (collectively, "LOSSES").

                  (b) LOSSES. The Company will not be liable to any Indemnified Party for any Losses to the extent, but only to the extent, that it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Losses resulted primarily from (i) such Indemnified Party's breach of this Agreement, (ii) a misstatement or omission contained in a report filed by such Indemnified Party pursuant to the Exchange Act, the Securities Act or any other Law unless such misstatement or omission relates to information furnished or confirmed by or on behalf of the Company, or (iii) a misstatement or omission contained in a report filed by the Company pursuant to the Exchange Act, the Securities Act or any other Law based on information furnished in writing by the Indemnified Party to the Company expressly for use therein. The indemnification provisions of this Section 6.1 are expressly intended to cover Losses relating to an Indemnified Party's own negligence. The Company will promptly reimburse each Indemnified Party for all such Losses as they are incurred. If the foregoing indemnity is unavailable to any Indemnified Party or insufficient to hold any Indemnified Party harmless, then the Company will contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Party, on the other, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Indemnified Party, on the other, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, the Company or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include any reasonable legal or other fees or expenses incurred by such party in connection with any action, suit or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by prorata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (c) THRESHOLD. No Indemnified Party will be entitled to indemnification pursuant to this Section 6.1 with respect to any Losses in respect of breaches of representations and warranties until the aggregate amount of all such Losses suffered by Indemnified Parties in the aggregate exceeds $500,000 (the "THRESHOLD"), whereupon Indemnified Parties will be entitled to indemnification pursuant to this Section 6.1 from the Company for the full amount of all such Losses suffered by Indemnified Parties (regardless of the Threshold) up to an aggregate total amount of the Unsubscribed Purchase Amount (the "CAP"). The foregoing provision of this Section 6.1(c) notwithstanding, the Threshold and the Cap will not apply with respect to any Loss or Losses relating directly or indirectly to claims of any nature whatsoever (i) relating to, resulting from or arising out of any breach of any covenant or agreement made by the Company in this Agreement or in any Transaction Documents or (ii) against any Indemnified Party or Parties made by or on behalf of any director or officer of the Company or any of its Subsidiaries.

                  (d) SURVIVAL. No Indemnified Party will be entitled to give a Notice of Claim with respect to any actual or alleged breach of any representation or warranty herein after the second anniversary of the date of the Closing.

                  6.2 PROCEDURE FOR CLAIMS. (a) NOTICE OF CLAIM. After obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification under this Article VI (referred to herein as an "INDEMNIFICATION CLAIM"), an Indemnified Party will be required to give written notice to the Company of such Indemnification Claim ("NOTICE OF CLAIM"). A Notice of Claim will be given with respect to all Indemnification Claims, whether or not the Threshold has been reached; PROVIDED, HOWEVER, that the failure to give Notice of Claim to the Company will not relieve the Company from any liability that it may have to an Indemnified Party hereunder to the extent that the Company is not prejudiced by such failure. The Notice of Claim will be required to set forth the amount (or a reasonable estimate) of the Loss or Losses suffered, or which may be suffered, by an Indemnified Party as a result of such Indemnification Claim, whether or not the Threshold has been reached, and a brief description of the facts giving rise to such Indemnification Claim. The Indemnified Party will furnish to the Company such information (in reasonable detail) it may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

                  (b) THIRD PARTY CLAIM. (i) If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "THIRD PARTY CLAIM"), the Company will have 15 calendar days after the date of receipt by the Company of the Notice of Claim (the "NOTICE DATE") to notify the Indemnified Parties in writing of the election by the Company to defend the Third Party Claim on behalf of the Indemnified Parties, PROVIDED, HOWEVER, that the Company will be entitled to assume the defense of any such Third Party Claim only if it unconditionally and irrevocably undertakes to indemnify all Indemnified Parties in respect thereof (subject to any applicable limitations set forth in Section 6.1).

                  (ii) If the Company elects to defend a Third Party Claim on behalf of the Indemnified Parties, the Indemnified Parties will make available to the Company and their agents and representatives all records and other materials in their possession which are reasonably required in the defense of the Third Party Claim, and the Company will pay all expenses payable in connection with the defense of the Third Party Claim as they are incurred (subject to any applicable limitations set forth in Section 6.1).

                  (iii) In no event may the Company settle or compromise any Third Party Claim without the Indemnified Parties' consent, which may not be unreasonably withheld, PROVIDED, HOWEVER, that if a settlement is presented by the Company to the Indemnified Parties for approval and the Indemnified Parties withhold their consent thereto, then any amount by which the final Losses (including reasonable attorneys' fees and charges) resulting from the resolution of the matter exceeds the sum of the rejected settlement amount plus attorneys' fees incurred to such date will be excluded from the amount covered by the indemnification provided for in this Agreement and shall be borne by the Indemnified Parties.

                  (iv) If the Company elects to defend a Third Party Claim, the Indemnified Parties will have the right to participate in the defense of the Third Party Claim, at the Indemnified Parties' expense (and without the right to indemnification for such expense under this Agreement), PROVIDED, HOWEVER, that the reasonable fees and expenses of counsel retained by the Indemnified Parties will be at the expense of the Company if (A) the use of the counsel chosen by the Company to represent the Indemnified Parties would present such counsel with a conflict of interest; (B) the parties to such proceeding include both Indemnified Parties and the Company and there may be legal defenses available to Indemnified Parties which are different from or additional to those available to the Company; (C) within 10 calendar days after being advised by the

Company of the identity of counsel to be retained to represent Indemnified Parties, they shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to the Company), and the Company shall not have retained different counsel satisfactory to the Indemnified Parties; or (D) the Company shall have authorized the Indemnified Parties to retain a single separate counsel at the expense of the Company, such authorization to be made by the directors who are not designees of Purchaser or its Affiliates.

                  (v) If the Company does not elect to defend a Third Party Claim, or does not defend a Third Party Claim in good faith, the Indemnified Parties will have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Company, to defend such Third Party Claim.

                  (c) COOPERATION IN DEFENSE. The Indemnified Parties will cooperate with the Company in the defense of a Third Party Claim and make reasonably available the facts relating to the Third Party Claim. Subject to the foregoing, (i) no Indemnified Party will have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) no Indemnified Parties' defense of, or their participation in, the defense of any Third Party Claim will in any way diminish or lessen their right to indemnification as provided in this Agreement.

                  6.3 INDEMNIFICATION OF THE COMPANY. Purchaser will indemnify and hold harmless the Company and its current and future officers, directors, employees and agents from and against all Losses suffered by any of them as a result of any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser hereunder. The procedures for and limits on indemnification in respect of the obligations of Purchaser under this Section
6.3 will be the same as those set forth in Section 6.1 and 6.2.


                  6.4 NON-EXCLUSIVITY OF INDEMNIFICATION. The rights of any Indemnified Party hereunder will not be exclusive of the rights of any Indemnified Party under any other agreement or instrument to which the Company is a party. Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting an Indemnified Party's rights hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the Indemnified Party's rights under any such other agreement or instrument; PROVIDED, HOWEVER, that no Indemnified Party will be entitled hereunder to recover more than its indemnified Losses. The indemnity, contribution and expense reimbursement obligation of the Company in this Agreement will be in addition to any liability the Company may otherwise have. The obligations of the Company to each Indemnified Party will be separate obligations, and the liability of the Company to any Indemnified Party will not be extinguished solely because any other Indemnified Party is not entitled to indemnity or contribution hereunder.

                  6.5 SURVIVAL OF INDEMNIFICATION. The provisions of this
Article VI will survive notwithstanding any termination hereof or the Closing of any of the transactions contemplated hereby.


                          VII. TERMINATION AND WAIVER
                          ---------------------------

                  7.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing Date by the mutual consent of Purchaser and the Company.

                  7.2 TERMINATION BY PURCHASER. This Agreement may be terminated by Purchaser if the Closing shall not have occurred on or before January 15, 2002 (the "OUTSIDE DATE"); PROVIDED, HOWEVER, (i) that Purchaser may not terminate this Agreement pursuant to this Section 7.2 if Purchaser's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before the Outside Date and (ii) if the Registration Statement has not been declared effective by the SEC on or prior to December 1, 2001 (other than due to the Company's breach of its obligation under Section 4.7 of this Agreement), the Outside Date will be extended beyond December 31, 2001 on a day-for-day basis by that number of days beyond December 1, 2001 that the Registration Statement has not been declared effective, not to exceed 30 calendar days.

                            VIII. GENERAL PROVISIONS
                            ------------------------

                  8.1 NOTICES. Any notice or other communication required to be given hereunder shall be in writing, and sent by reputable courier service (with proof of service), by hand delivery or by facsimile (followed on the same day by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:

         IF TO PURCHASER:
         ---------------

                  Explorer Holdings, L.P.
                  4200 Texas Commerce Tower West
                  2200 Ross Avenue
                  Dallas, Texas  75201
                  Attn:  William T. Cavanaugh, Jr.
                  Fax No.:  (214) 220-4949

         WITH COPIES TO:
         --------------

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York 10022
                  Attn:  Thomas W. Bark
                  Fax No.:  (212) 755-7306

         IF TO THE COMPANY:
         -----------------

                  Omega Healthcare Investors, Inc.
                  900 Victors Way, Suite 350
                  Ann Arbor, Michigan  48108
                  Attn:  Chief Financial Officer
                  Fax No.: (734) 887-0322

         WITH COPIES TO:
         --------------

                  Powell, Goldstein, Frazer & Murphy LLP
                  191 Peachtree Street, N.E.
                  Suite 1600
                  Atlanta, Georgia 30303
                  Attn:  Rick Miller or Eliot Robinson
                  Fax No.: (404) 572-6999

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered.

                  8.2 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that Purchaser will have the right to assign to any direct or indirect wholly owned subsidiary of Purchaser or to the partners of Purchaser any and all rights and obligations of Purchaser under this Agreement, provided, that any such assignment will not relieve Purchaser from any of its obligations hereunder. Any assignment not granted in accordance with the foregoing shall be null and void. Subject to the first sentence of this
Section 8.2, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article VI, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  8.3 ENTIRE AGREEMENT. This Agreement, the Company Disclosure Letter, the other Transaction Documents and any documents delivered by the parties in connection herewith or therewith, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, including, without limitation, any draft proposal or letter of intent with respect to the transactions contemplated herein.

                  8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, or other equivalent governing bodies, at any time before or after approval of matters presented to the Company Stockholders, but after any such Company Stockholder approval, no amendment will be made which by Law requires the further approval of the Company Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  8.5 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

                  8.6 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. A facsimile copy of a signature page shall be deemed to be an original signature page.

                  8.7 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

                  8.8 CERTAIN DEFINITIONS/INTERPRETATIONS. (a) For purposes of this Agreement:

                  (i) An "AFFILIATE" of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

                  (ii) "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or required by Law to close;

                  (iii) "KNOWLEDGE" of any Person which is not an individual means the actual knowledge of any of such Person's officers after reasonable inquiry; and

                  (iv) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                  (b) When a reference is made in this Agreement to an Article, Section, Exhibit or Annex, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation", except when used in conjunction with a negative predicate. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by written waiver or written consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                  8.9 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. At any time any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  8.10 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

                  8.11 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  8.12 EXPENSES. Without limiting the generality or effect of any other provision hereof, including without limitation Section 6.1 or any agreement or instrument contemplated hereby, whether or not the Closing occurs, the Company will reimburse Purchaser for all Purchaser Expenses at the Closing or the termination of this Agreement, and from time to time thereafter promptly upon request by Purchaser, not to exceed $1 million. As used in this Agreement, "PURCHASER EXPENSES" shall be an amount equal to all out-of-pocket costs and expenses of Purchaser and Purchaser's partners incurred in connection with this Agreement and the transactions contemplated hereby and any litigation associated therewith (including, without limitation, all fees and expenses payable to accountants, counsel, consultants and due diligence expenses, but expressly excluding the costs of Purchaser's employees and Purchaser's overhead). "PURCHASER EXPENSES" shall not include (i) any out-of-pocket costs and expenses of Purchaser or its Affiliates for which Purchaser or its Affiliates would be entitled to indemnification pursuant to Article VI or to payment pursuant to the Advisory Agreement and (ii) any fee payable to The Hampstead Group, L.L.C. pursuant to the Advisory Agreement in respect of the transactions contemplated by this Agreement.

                  8.13 JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any state or federal court located in the State of Delaware (a "DELAWARE COURT"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

                  (b) It will be a condition precedent to each party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction; PROVIDED that the foregoing will not apply to any suit, action or proceeding by a party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such party by a third party if such suit, action or proceeding by such party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such party.

         (c) No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

          (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law. Notwithstanding the foregoing, this
Section 8.13 will not apply to any suit, action or proceeding to enforce a judgment of a Delaware Court.

                  8.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  8.15 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                          OMEGA HEALTHCARE INVESTORS, INC.


                          By: /s/ C. Taylor Pickett
                             ---------------------------------
                             C. Taylor Pickett
                             Chief Executive Officer

                          EXPLORER HOLDINGS, L.P.

                          By: Explorer Holdings GenPar, LLC,
                              its General Partner


                          By: /s/ William T. Cavanaugh, Jr.
                             ---------------------------------
                             William T. Cavanaugh, Jr.
                             Vice President